Service Agreement

("Agreement")

AGREEMENT: **Dated this on Sep 28th, 2021** **Contract No: FD20210928**

BETWEEN: Quality Online Education Group Inc.

Suite 306, 650 Highway 7 East,

Richmond Hill, Ontario, Canada

L4B 2N7

(hereinafter "QOEG")

AND: Tianjin Quality Education Technology Inc.

4-D, 256 Jiefang Rd S,

Heping District, Tianjin

(hereinafter called the Service Provider)

Place of Business:

QOEG's place of business is Suite 306, 650 Highway 7 East, Richmond Hill, Ontario, Canada L4B 2N7 ("Place of Business").

Type of Service:

QOEG entrusts the Service Provider to use its experience and expertise in online English education service to provide QOEG with the following services according to QOEG's needs:

（1） Online education market research: provide QOEG with surveys and analysis of the current status and development trend of global online education industry, including but not limited to the demand population, subject distribution, teacher demography, teaching characteristics, tuition investment, etc.

（2） Online education consulting services: provide QOEG with consulting services on online education operation and management, including but not limited to course development, subject setting, teacher management, customer maintenance, market operations, etc.

（3） Information technology consulting services: provide technical consulting services in software development and system maintenance according to the actual needs of QOEG.

Quality Online Education Group

Agreement Term:

This Agreement shall be for a term of three years, commencing on Oct 1st, 2021 and continuing to Sep 30th, 2024, at which time the Agreement will automatically terminate, unless renewed in writing.

Manner of Cooperation:

1. Once the cooperative relationship is established, both parties will set up a project team. During the operation of the project, the two parties will establish a common working platform to jointly promote the operation of the project based on the premise of integrity, cooperation and efficiency.
2. The two parties should contact and communicate regularly, and the information related to the project should be opened to ensure the timeliness and effectiveness of the information, so that the project can proceed smoothly.

Working Conditions:

1. During the process of the project, for matters that are important or involve multiple aspects, both parties should make an appointment in advance and arrange a suitable time to discuss or communicate.
2. If the Service Provider arranges personnel to travel to other places due to the needs of the cooperative project, all the travel expenses incurred will be borne by QOEG.

QOEG's Rights and Obligations:

1. QOEG has the right to ask the Service Provider about the work progress and related content, and has the right to elaborate opinions and suggestions on specific issues;
2. QOEG has the right to review, modify and make final decisions on the consulting service suggestions or reports provided by the Service Provider;
3. If the Service Provider's professionals fail to perform the contractual duties, QOEG has the right to request the replacement of the Service Provider's professionals, and the Service Provider shall provide professionals who meet QOEG's requirements within 5 days after QOEG's request for replacement;
4. Cooperate with the Service Provider's work, provide relevant information to the Service Provider, and ensure that the information provided is true, accurate, complete and effective;
5. The service fee shall be paid to the Service Provider according to the provisions of this contract.

The Service Provider's Rights and Obligations:

1. According to QOEG's entrusted service needs, the Service Provider has the right to know all information related to project delivery;
2. In the process of providing consulting services, the Service Provider has the right to request QOEG to provide required information;
3. In the process of providing consulting services, the Service Provider has the right to conduct on-site interviews and surveys;
4. In the process of providing consulting services, the Service Provider has the right to check and inquire questions related to this service raised by third parties;

5. The Service Provider shall follow the principles of honesty, diligence and due diligence within the scope permitted by current Chinese laws and policies, and provide consulting services for QOEG as agreed in the contract;
6. The form of service is determined according to the needs of QOEG. the Service Provider can provide QOEG with written consulting service plans, suggestions, reports, information services, etc., and can also provide QOEG with on-site consulting services and other forms of consulting services;
7. According to this contract, charge QOEG for consulting service fees;
8. The Service Provider shall bear the obligation to keep confidential the information provided by QOEG. Without the permission of QOEG, the Service Provider shall not provide (including but not limited to disclosure and reprinting) to a third party the materials and documents used by the Service Provider that have not entered the public information field. Except for those that should be disclosed in accordance with Chinese laws, regulations, and the requirements of competent authorities or regulatory authorities.

Payment and Invoicing:

1. The service fee is calculated and collected by the method of cost plus. The cost is composed of the labor fee, management fee and tax confirmed by QOEG. The profit rate is 15%. The format and content of the cost report shall be separately negotiated by both parties and can be determined according to Need to be adjusted.
2. The service fee settlement currency is the U.S. dollar, and the conversion exchange rate between the U.S. dollar and the renminbi shall be based on the central parity rate announced by the People's Bank of China at the beginning of the month.
3. QOEG shall pay the Service Provider the service fee incurred in the previous month before the 10th of each month, and the Service Provider shall issue a proforma invoice to QOEG. The service fee is the amount received, and if relevant taxes are generated during the payment process, QOEG shall bear it.
4. In order to ensure the smooth progress of the Service Provider's services, after the signing of this contract, QOEG shall pay the Service Provider USD 4,5000.00 (uppercase: USD 45,000) in advance as the project start-up fund, which can be used to deduct the services that QOEG will pay to the Service Provider in the future. fee.

Liability for Breach of Contract:

If the Service Provider fails to provide consulting services on time or the results of the services provided are not satisfactory to QOEG, and if the solution is not resolved within 10 working days after QOEG's reminder, QOEG has the right to suspend payment of the service fee and notify the Service Provider, resulting in disadvantages the consequences shall be borne by the Service Provider.

If QOEG fails to pay the service fee on time, if the service is not settled within 10 working days after the Service Provider urges, the Service Provider has the right to suspend the service and charge QOEG 0.05%

of the daily interest from the due date, resulting in disadvantages The consequences shall be borne by QOEG.

Validity, Change and Termination:

1. After this contract comes into effect, unless otherwise agreed by both parties or for reasons stipulated by law, neither party shall unilaterally terminate this contract;
2. Unless otherwise agreed by both parties, changes to this contract must be agreed upon by both parties and made in writing;
3. For matters not covered in this contract, the two parties will separately negotiate and sign a supplementary agreement.
4. If the cooperation between the two parties is difficult to proceed smoothly due to force majeure, the affected party shall notify the other party in writing, and the cooperation between the two parties shall be suspended and continue after the impact is eliminated.
5. If there is a major change in the business direction of QOEG or the Service Provider, the laws and regulations of the country where QOEG or the Service Provider is located have a significant adverse impact on the cooperation, or other circumstances that make it difficult for the two parties to continue cooperation occur, the party that affects it should submit an application one month in advance. , After the written confirmation of both parties, this contract is terminated.

Dispute:

If a dispute arises during the performance of this contract between the two parties, it shall first be resolved through friendly negotiation. If the negotiation cannot be resolved, it shall be submitted to the people's court where the Service Provider is located for a ruling.

Other:

This agreement will come into effect after both parties have signed/stamped it, and it will be in duplicate, with each party holding one copy, which has the same legal effect.

Quality Online Education Group Inc.

William wu

____

Name: Xijin Wu

Title: Director

QUALITY ONLINE EDUCATION GROUP Inc.

Date: 2021-09-28

Tianjin Quality Education Technology Inc.

____

Name: Xuye Wu

Title: CEO

天津优品教育科技有限公司

Date: 2021-09-28